Exhibit 99.1 Press Release of 7/25/06

Chembio To Feature Dual Path Platform
at American Association for Clinical Chemistry Expo

MEDFORD, N.Y. — July 25, 2006 — Chembio Diagnostics, Inc. (OTCBB: CEMI) is featuring its Dual Path Platform (DPP(TM)) at this year’s American Association for Clinical Chemistry (AACC) Annual Meeting and Clinical Lab Exposition, being held July 25 through July 27 at the McCormick Place Convention Center in Chicago.

DPP is a new and innovative rapid chromatographic immunoassay platform that Chembio believes improves sensitivity in single and multiple parameter tests as compared to standard single-path lateral flow assays. The improved sensitivity results from increased efficiency of antibody binding to the immobilized test antigen, enabled by the use of an independent sample flow path for the delivery of all sample types, including oral fluid samples.

Chembio has already employed DPP to develop a next generation rapid HIV test that, based upon internal studies completed at Chembio, will provide high sensitivity levels with early sero-conversion samples as well as oral fluid samples. DPP’s independent sample delivery path also improves performance in multiple analyte tests. Based upon its internal studies, Chembio believes this feature will enable development of an HIV confirmatory test that could replace current Western blot assays, as well as lead to the development of a rapid Tuberculosis test using blood and sputum samples that incorporate multiple antigens.

The AACC exposition will allow Chembio to develop other possible product development and licensing opportunities for DPP outside these core areas. Prototype DPP devices and an informative video will be on display at Chembio’s AACC booth number 343.

In March 2005, Chembio announced that it had filed a patent application for DPP with the United States Patent and Trademark Office (USPTO). The Company subsequently filed in several other jurisdictions worldwide. DPP was first presented this past spring at a conference in Brazil hosted by the Oswaldo Cruz Foundation’s Bio-Manguinhos unit, the Brazilian health ministry affiliate that has been Chembio’s contract partner since 2004.

“We believe that DPP is a valuable technology not only for Chembio’s development of new infectious disease tests, but also for potential out-licensing to new partner companies with expertise in a wide range of other diagnostic applications,” said Javan Esfandiari, Chembio Vice President of Research & Development.

For further information about the AACC Annual Meeting, please visit the event Web site at www.aacc.or/AACC/events/ann_meet/annual2006/ConferenceInfo/.

For further information about DPP(TM) please visit the Chembio Web site at www.chembio.com/newtechnologies.html.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group
Investors: James Carbonara/Andrea Raetzer
Media: Susan Morgenbesser
212-825-3210